EXHIBIT 23.7

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the registration statement on Form F-3 (No. 333-166697) of Seanergy Maritime Holdings Corp. of our report dated July 20, 2010 relating to the consolidated financial statements of Maritime Capital Shipping Limited, which appears in the Current Report on Form 6-K of Seanergy Maritime Holdings Corp. dated July 23, 2010.

/s/ PricewaterhouseCoopers

Hong Kong
July 23, 2010

SK 26979 0001 1118284